Exhibit 4.2
SUPPLEMENTAL INDENTURE
     SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 5, 1999, between ASSOCIATED ESTATES REALTY CORPORATION, an Ohio corporation (the “Company”), and National City Bank, a national banking association organized and existing under the laws of the United States of America, as trustee (the “Trustee”).
RECITALS
     A. The Company and the Trustee entered into an Indenture dated as of March 31, 1995 (the “Indenture”), pursuant to which the Company issued 8.375% Senior Notes due 2000, 7.33% Medium-Term Notes due 2001, 6.625% Medium-Term Notes due 2002, 7.10% Senior Notes due 2002, 6.83% Medium-Term Notes due 2003, 7.60% Medium-Term Notes due 2003, 6.88% Medium-Term Notes due 2004, 7.93% Medium-Term Notes due 2006, 7.82% Medium-Term Notes due 2007, 6.87% Medium-Term Notes due 2008, 6.60% Medium-Term Notes due 2026 and 6.52% Medium-Term Notes due 2027 (the “Notes”).
     B. The Company and the Trustee desire to amend certain terms of the Indenture as set forth in Sections 2 through 7 below (the “Proposed Amendments”) pursuant to Section 902 of the Indenture, and in connection with an offer to purchase all of the Notes as set forth in an Offer to Purchase and Consent Solicitation Statement dated October 21, 1999 (the “Offer”), the Company has solicited (the “Solicitation”) consents from the holders of the Notes to the Proposed Amendments.
     C. The Company has received consents from holders of not less than a majority in principal amount of all Outstanding Securities affected by the Proposed Amendments as of the date hereof.
     D. The Board of Directors of the Company has authorized the Company to enter into this Supplemental Indenture.
     In consideration of the foregoing, and for other good and valuable consideration, the Company and the Trustee hereby agrees as follows:
     SECTION 1. Certain Terms Defined in the Indenture. All capitalized terms used but not defined herein have the meanings ascribed to them in the Indenture.
     SECTION 2. Deletion of Certain Definitions. Section 101 (Definitions) of the Indenture is hereby amended to delete all references to those defined terms that appear only in the Articles, Sections, Clauses and subclauses of the Indenture deleted pursuant to Sections 3, 4, 5 and 6 of this Supplemental Indenture.
     SECTION 3. Deletion of Certain Covenants. The text of Sections 1004 (Limitations on Incurrence of Debt), 1005 (Restrictions on Dividends and Other Distributions), 1010 (Provision of Financial Information) and 1011 (Maintenance of Unencumbered Real Estate Assets) of the Indenture is hereby deleted in its entirety and is hereby replaced, in each such Section, with “[Intentionally Omitted]”.

     SECTION 4. Deletion of Certain Events of Default. (a) The text of Clause (5) of Section 501 (Events of Default) of the Indenture is hereby deleted in its entirety and is hereby replaced with “[Intentionally Omitted]”.
     (b) Clause (6) of Section 501 is hereby amended to delete the phrase “or any Significant Subsidiary of the Company” from the first line.
     (c) Clause (7) of Section 501 is hereby amended to delete the phrase “or any Significant Subsidiary of the Company” from subparagraphs (A), (B) and (C).
     SECTION 5. Deletion of Certain Reports by Company. The text of Section 703 (Reports by Company) of the Indenture is hereby deleted in its entirety and is hereby replaced with “[Intentionally Omitted]”.
     SECTION 6. Deletion of Conditions to Consolidations and Mergers. The text of Section 801 (Consolidations and Mergers of Company and Sales, Leases and Conveyances Permitted by Subject to Certain Conditions) of the Indenture is hereby deleted in its entirety and is hereby replaced with “[Intentionally Omitted]”.
     SECTION 7. Deletion of Certain Rights and Duties of Successor Corporation. The text of Section 802 (Rights and Duties of Successor Corporation) of the Indenture is hereby deleted in its entirety and is hereby replaced with “[Intentionally Omitted]”.
     SECTION 8. Deletion of Certain Requirements Relating to Consolidations and Mergers. The text of Section 803 (Officers’ Certificate and Opinion of Counsel) of the Indenture is hereby deleted in its entirety and is hereby replaced with “[Intentionally Omitted]”.
     SECTION 9. Deletion of Certain Cross-References. All references to Sections 501(5), 703, 801, 1004, 1005, 1010 and 1011 in the Indenture are hereby deleted.
     SECTION 10. Effect of Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee and the acceptance by the Company for payment of all Securities validly tendered pursuant to the Tender Offers (as defined in the Offer), the Indenture shall be amended and supplemented to the extent expressly provided for herein, but every other term, condition, covenant, representation and warranty contained in the Indenture shall remain unchanged, and every Holder of Securities, heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby, as hereby amended and supplemented.
     SECTION 11. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of Ohio.
     SECTION 12. Counterparts. This Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereon and hereon were upon the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed and delivered as of the date first above written.

ASSOCIATED ESTATES REALTY CORPORATION

By:	/s/ [illegible]
Title: Vice President

Attest:	/s/ Maryellen Betke

Title:	Office Manager

NATIONAL CITY BANK, as Trustee
By:	/s/ [illegible]
Title: Vice President

Attest:	/s/ [illegible]

Title:	Vice President

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